Exhibit 99.3

Questions@Abiomed.com – Updated Nov. 3, 2022

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1.

What will happen to Abiomed’s ESPP program? Is ESPP something we can/should opt out of? Is my payroll deduction now going toward Abiomed or Johnson & Johnson stock? The Abiomed ESPP program will continue until shortly before the acquisition closes, and payroll deductions will be used to purchase Abiomed stock. Employees may not increase the amount of their payroll deductions for the existing ESPP period, and employees may not newly elect to participate in the existing ESPP period but may elect to opt out. If the acceptance time occurs before the end of the current ESPP period, the purchase price for Abiomed stock will be based on the lower of the October 1st price or the share price 2 days before the acceptance time. If the current ESPP period ends before the acceptance time, a new period will not commence.

2.

What will happen to RSUs when the transaction closes? Each RSU that is outstanding as of closing, whether vested or unvested, will be cancelled and converted into the right to receive (i) $380 for each share underlying the RSU and (ii) one contingent value right for each share underlying the RSU. Cash payments for cancelled RSUs will be made through payroll after closing.

3.

What will happen to stock options when the transaction closes? Each stock option outstanding as of closing, vested or unvested, will be cancelled. Each stock option with an exercise price that is less than $380 will be cancelled and converted into the right to receive (i) a cash amount equal to the difference between $380 and the exercise price of the stock option for each share underlying the option and (ii) one contingent value right for each share underlying the option. Cash payments for these cancelled options will be made through payroll after closing. Each stock option with an exercise price that is equal to or greater than $380 will be cancelled and converted into a right to receive payments (if any) related to a contingent value right (CVR) to the extent that the amount of any such CVR payment(s) plus $380 exceeds the exercise price of the stock option. You will not receive a cash payment for these cancelled options at closing and, if no contingent payments become payable with respect to the contingent value right, then no payment will be made in respect of such stock option.

4.

I have stock options with an exercise price that is greater than or equal to $380 and I have not been able to exercise the options. How will these be treated when the transaction closes? Each stock option outstanding as of closing, vested or unvested, will be cancelled. Each stock option with an exercise price that is equal to or greater than $380 will be cancelled and converted into a right to receive payments (if any) related to a contingent value right (CVR) to the extent that the amount of any such CVR payment(s) plus $380 exceeds the exercise price of the stock option. You will not receive a cash payment for these cancelled options at closing and, if no contingent payments become payable with respect to the contingent value right, then no payment will be made in respect of these cancelled options.

5.	What is a contingent value right (CVR)? A contingent value right is the right to a future payment upon achievement of certain specified milestones.

6.

Am I allowed to acquire Johnson & Johnson shares now or does something like a blackout period apply? Unless you are part of the acquisition deal team, you are allowed to acquire Johnson & Johnson shares, subject to applicable insider trading laws and Abiomed’s Code of Conduct and Insider Trading Policy. As a reminder, in your role at Abiomed you may use or have access to important information that is not generally available to the investing public. You have an important ethical, contractual and legal obligation to maintain the confidentiality of this information.

7.

What happens if I sell my Abiomed stock before the acquisition closes? Do I lose the CVR? If you sell any Abiomed stock before the acquisition closes, you will not receive either the cash consideration or the CVR at the closing in respect of the stock sold.

8.

What happens to my unvested equity-based awards, like stock options and RSUs, if I leave Abiomed between now and when the acquisition closes? Your equity-based awards will be treated in accordance with their existing terms, which provide that unvested awards are forfeited upon a termination of employment.

9.	Where can I find out details about my Abiomed stock and equity-based awards? Please check your Merrill Lynch account for details about your equity-based awards and any Abiomed stock you hold there.

10.	Will I receive equity at next year’s EMS? At this point in time, it’s too early to know if equity will be part of your compensation program.

11.	How will the CVR be administered? More information will be provided at closing when a Rights Agent is designated to administer the CVRs associated with this deal.

12.

What benefit plans will we participate in after the acquisition closes? As we go through integration planning, more information will be communicated about how compensation, equity and benefit programs will be transitioned from Abiomed to Johnson & Johnson. What we can share now is that most employee benefit offerings won’t change on Day 1 of the deal close but rather there will be a transition period onto the J&J offerings. Details of those offerings and timelines will be communicated in the coming months.

13.	How does remaining PTO work? Should we plan to take our time off before the acquisition takes place? Plan your time off as you normally would.

14.

What happens to our 401k after the acquisition closes? Participation in our 401k program will continue until the acquisition closes. We will share information about participation in Johnson & Johnson’s 401k programs following the acquisition closing as it becomes available.

15.

Will this announcement change parental leave? Our parental leave program will remain the same until the acquisition closes. We will share information about Johnson & Johnson’s parental leave program following the acquisition closing as it becomes available.

16.

What happens to our HSA accounts? Our HSA program will remain the same until the acquisition closes. We will share information about participation in Johnson & Johnson’s HSA programs following the acquisition closing as it becomes available.

17.

Will the field team be integrating any Johnson & Johnson products into our product portfolio or will we stick to our current devices? At this time, we will remain focused on selling Abiomed’s product portfolio.

For more information, please email questions@abiomed.com.

Please note that this Q&A is a summary only. Although every effort has been made to ensure the accuracy of the information above, the terms and conditions of the applicable plan, program or agreement, including the merger agreement entered into between ABIOMED, Inc. and Johnson & Johnson, will be controlling in the event of any dispute or any difference between the information in this Q&A and what is provided in such plan, program or agreement.

1.	Was wird mit dem ESPP-Programm von Abiomed geschehen? Ist ESPP etwas, aus dem wir aussteigen können/sollen? Wird mein Gehaltsabzug jetzt für Abiomed-oder Johnson & Johnson-Aktien verwendet?

Das ESPP-Programm von Abiomed wird bis kurz vor Abschluss der Übernahme fortgeführt, und die Lohnabzüge werden für den Kauf von Abiomed-Aktien verwendet. Die Mitarbeiter können den Betrag ihrer Gehaltsabzüge für den bestehenden ESPP-Zeitraum nicht erhöhen. Die Mitarbeiter können sich nicht erneut für die Teilnahme am bestehenden ESPP-Zeitraum entscheiden, sondern nur für den Ausstieg. Wenn der Annahmezeitpunkt vor dem Ende des laufenden ESPP-Zeitraums liegt, wird der Kaufpreis für die Abiomed-Aktien auf der Grundlage des niedrigeren Kurses vom 1. Oktober oder des Aktienkurses zwei Tage vor dem Annahmezeitpunkt berechnet. Endet die laufende ESPP-Periode vor dem Annahmezeitpunkt, beginnt keine neue Periode.

2.	Was geschieht mit den RSUs, wenn die Transaktion abgeschlossen ist?

Jede zum Zeitpunkt des Abschlusses ausstehende RSU, unabhängig davon, ob sie unverfallbar ist oder nicht, wird annulliert und in das Recht umgewandelt, (i) $380 für jede der RSU zugrunde liegende Aktie und (ii) ein bedingtes Wertrecht für jede der RSU zugrunde liegende Aktie zu erhalten. Barzahlungen für annullierte RSUs werden nach dem Abschluss über die Gehaltsabrechnung vorgenommen.

3.	Was geschieht mit den Aktienoptionen, wenn die Transaktion abgeschlossen ist?

Alle zum Zeitpunkt des Abschlusses ausstehenden Aktienoptionen, ob mit oder ohne Sperrfrist, werden annulliert. Jede Aktienoption mit einem Ausübungspreis von weniger als $380 wird annulliert und in das Recht umgewandelt, (i) einen Barbetrag in Höhe der Differenz zwischen $380 und dem Ausübungspreis der Aktienoption für jede der Option zugrunde liegende Aktie und (ii) ein bedingtes Wertrecht für jede der Option zugrunde liegende Aktie zu erhalten. Die Barzahlungen für diese annullierten Optionen werden nach Abschluss der Transaktion über die Gehaltsabrechnung vorgenommen. Jede Aktienoption mit einem Ausübungspreis von mindestens $380 wird annulliert und in ein Recht auf Zahlungen (falls vorhanden) im Zusammenhang mit einem bedingten Wertrecht (CVR) umgewandelt, soweit der Betrag der CVR-Zahlung(en) plus $380 den Ausübungspreis der Aktienoption übersteigt. Ihr werdet für diese annullierten Optionen bei Abschluss keine Barzahlung erhalten, und wenn keine bedingten Zahlungen in Bezug auf das bedingte Wertrecht fällig werden, wird auch keine Zahlung in Bezug auf diese Aktienoption geleistet.

4.	Ich besitze Aktienoptionen mit einem Ausübungspreis von mindestens $380 und konnte die Optionen nicht ausüben. Wie werden diese bei Abschluss der Transaktion behandelt?

Alle zum Zeitpunkt des Abschlusses ausstehenden Aktienoptionen, ob ausübbar oder nicht, werden annulliert. Jede Aktienoption mit einem Ausübungspreis von mindestens $380 wird annulliert und in ein Recht auf Zahlungen (falls vorhanden) im Zusammenhang mit einem bedingten Wertrecht (CVR) umgewandelt, sofern der Betrag der CVR-Zahlung(en) plus $380 den Ausübungspreis der Aktienoption übersteigt. Ihr werdet für diese annullierten Optionen bei Abschluss keine Barzahlung erhalten, und wenn keine bedingten Zahlungen in Bezug auf das bedingte Wertrecht fällig werden, wird auch keine Zahlung in Bezug auf diese annullierten Optionen geleistet.

5.	Was ist ein bedingtes Wertrecht (CVR)?

Ein bedingtes Wertrecht ist das Recht auf eine zukünftige Zahlung bei Erreichen bestimmter Meilensteine.

6.	Darf ich jetzt Aktien von Johnson & Johnson erwerben, oder gibt es eine Art Sperrfrist?

Sofern Ihr nicht Teil des Akquisitionsteams seid, ist es Euch erlaubt, Johnson & Johnson-Aktien zu erwerben, vorbehaltlich der geltenden Insiderhandelsgesetze und des Verhaltenskodex und der Insiderhandelsrichtlinie von Abiomed. Wir möchten Euch daran erinnern, dass Ihr in Eurer Funktion bei Abiomed möglicherweise wichtige Informationen nutzen oder Zugang zu solchen Informationen habt, die der breiten Öffentlichkeit nicht zugänglich sind. Ihr habt eine wichtige ethische, vertragliche und gesetzliche Verpflichtung, die Vertraulichkeit dieser Informationen zu wahren.

7.	Was passiert, wenn ich meine Abiomed-Aktien verkaufe, bevor die Übernahme abgeschlossen ist? Verliere ich dann die CVR?

Wenn Ihr Abiomed-Aktien vor dem Abschluss der Übernahme verkauft, erhaltet Ihr für die verkauften Aktien weder die Barzahlung noch die CVR zum Abschluss.

8.	Was geschieht mit meinen unverfallbaren, aktienbasierten Vergütungen, wie Aktienoptionen und RSUs, wenn ich Abiomed zwischen jetzt und dem Abschluss der Übernahme verlasse?

Ihre aktienbasierten Vergütungen werden in Übereinstimmung mit den bestehenden Bedingungen behandelt. Diese sehen vor, dass unverfallbare Vergütungen bei Beendigung des Arbeitsverhältnisses verfallen.

9.	Wo kann ich Einzelheiten zu meinen Abiomed-Aktien und aktienbasierten Anrechten erfahren?

Bitte schaut in Eurem Merrill Lynch-Konto nach, um Einzelheiten über Eure aktienbasierten Vergütungen und alle Abiomed-Aktien zu erfahren, die Ihr dort haltet.

10.	Werde ich beim EMS im nächsten Jahr Aktien erhalten?

Zum jetzigen Zeitpunkt ist es noch zu früh, um zu wissen, ob Aktien wieder Teil Eures Vergütungsprogramms sein werden.

11.	Wie werden die CVRs verwaltet?

Weitere Informationen werden bei Abschluss der Transaktion zur Verfügung gestellt, wenn ein Rechtsvertreter für die Verwaltung der mit dieser Transaktion verbundenen CVRs benannt wird.

12.	An welchen Leistungsplänen werden wir nach Abschluss der Übernahme teilnehmen?

Im Zuge der Integrationsplanung werden wir weitere Informationen darüber bekannt geben, wie die Vergütungs-, Aktien- und Sozialleistungsprogramme von Abiomed auf Johnson & Johnson übertragen werden. Was wir jetzt schon sagen können ist, dass sich die meisten Angebote für Mitarbeiterleistungen nicht am ersten Tag nach Abschluss der Transaktion ändern werden, sondern dass es eine Übergangsphase zu den J&J-Angeboten geben wird. Einzelheiten zu diesen Angeboten und Zeitplänen werden wir in den kommenden Monaten bekannt geben.

13.	Wie sieht es mit den verbleibenden Urlaubstagen aus? Sollten wir unsere verbliebenen Urlaubstage vor der Übernahme zu nehmen?

Plant Eure Abwesenheitstage wie gewohnt.

13.	Was passiert mit unserem 401k-Programm nach Abschluss der Übernahme?

Die Teilnahme an unserem 401k-Programm wird bis zum Abschluss der Übernahme fortgesetzt. Wir werden Informationen über die Teilnahme an den 401k-Programmen von Johnson & Johnson nach Abschluss der Übernahme weitergeben, sobald sie verfügbar sind.

14.	Wird diese Ankündigung den Elternurlaub verändern?

Unser Elternurlaubsprogramm wird bis zum Abschluss der Übernahme unverändert bleiben. Wir werden Informationen über das Elternurlaubsprogramm von Johnson & Johnson nach Abschluss der Übernahme weitergeben, sobald sie verfügbar sind.

15.	Was geschieht mit unseren HSA-Konten?

Unser HSA-Programm wird bis zum Abschluss der Übernahme unverändert bleiben. Wir werden Informationen über die Teilnahme an den HSA-Programmen von Johnson & Johnson nach Abschluss der Übernahme weitergeben, sobald sie verfügbar sind.

16.	Wird das Außendienstteam Produkte von Johnson & Johnson in unser Produktportfolio integrieren oder bleiben wir bei unseren derzeitigen Geräten?

Zum jetzigen Zeitpunkt werden wir uns weiterhin auf den Verkauf des Produktportfolios von Abiomed konzentrieren.

Für weitere Informationen wendet Euch bitte an questions@abiomed.com.

Bitte beachtet, dass diese Frage und Antwort nur eine Zusammenfassung ist. Obwohl alle Anstrengungen unternommen wurden, um die Richtigkeit der obigen Informationen zu gewährleisten, sind die Bedingungen des jeweiligen Plans, Programms oder Vertrags, einschließlich des zwischen ABIOMED, Inc. und Johnson & Johnson abgeschlossenen Fusionsvertrags, im Falle von Streitigkeiten oder Abweichungen zwischen den Informationen in dieser Q&A und den Angaben in diesem Plan, Programm oder Vertrag maßgeblich.

1.

アビオメッドの ESPP プログラムはどうなりますか？ESPP を中止させることはできますか？または終了しなければならないのですか？ 給与控除はアビオメッドやジョンソン・エンド・ジョンソンの株式に充当されますか？ アビオメッドの ESPP プログラムは買収完了の直前まで継続され、給与控除はアビオメッド株式の購入に充てられます。 従業員は既存のESPP期間の給与控除額を増やすことはできず、既存の ESPP期間へ新たに参加をすることはできませんが、オプトアウト（中止）を選択することは可能です。受付時期が現行の ESPP期間の終了前である場合、アビオメッド株式の購入価格は、 10月1日の価格または受付時期の2日前の株価のうち低い方に基づくものとします。 受付時間前に現在のESPP期間が終了した場合、新たな ESPP期間は開始されません。

2.	買収完了後、RSU はどうなりますか？ 買収完了時点で発行されている各RSUは、権利確定済み、未確定にかかわらず、解約され、 (i) RSUの基礎となる株式1株につき380ドル、および (ii) RSUの基礎となる株式1株につき1つの条件付価値の権利を受け取る権利に転換される予定です。 キャンセルされたRSUの現金支払いは、クロージング後に給与支払いによって行われます。

3.

買収完了後、ストック・オプションはどうなりますか？ 買収完了時点で発行されている各ストック・オプションは、権利確定済み、未確定にかかわらず、消却されます。 行使価額が380米ドル未満の各ストック・オプションは消却され、（ i）当該オプションの基礎となる株式1株につき 380米ドルと当該オプションの行使価額との差額に相当する現金を受け取る権利、および（ ii）当該オプションの基礎となる株式1株につき 1つの成功報酬型権利を受け取る権利に転換されることになります。 解約されたオプションに係る現金の支払いは、クロージング後に給与支払を通じて行われる予定です。 行使価額が 380 ドル以上の各新株予約権は消却され、当該行使価額に 380 ドルを加算した額が新株予約権の行使価額を超える範囲で、不確定価額受領権（ CVR）に係る支払いを受ける権利（ある場合）に転換されま す。 また、不確定価額受領権に係る支払いが発生しない場合、当該ストック・オプションに係る支払いは 行われません。

4.

私は行使価額が 380 ドル以上のストック・オプションを保有しています。取引完了後、これらはどのように扱われますか。 権利確定済み、未確定の別を問わず、買収完了時に発行されている各新株予約権は消却されます。 行使価格が380ドル以上の各ストック・オプションは取り消され、当該不確定価額受領権の支払額と 380ドルを加えた額がストック・オプションの行使価格を上回る範囲で、不確定価額受領権（ CVR）に関する支払いを受ける権利（ある場合）に転換されます。 クロージング時に、これらの取消されたオプションに係る現金支払を受けることはなく、また、不確定価額受領権に係る支払が発生しない場合、これらの取消されたオプションに係る支払は行われません。

5.	不確定価額受領権（CVR）とは何ですか？ 特定のマイルストーンを達成した場合に、将来の支払いを受ける権利のことです。

6.

今、ジョンソン・エンド・ジョンソンの株式を取得することは可能ですか、それともブラックアウト期間のようなものが適用されるのでしょうか？あなたが 買収案件チームの一員でない限り、適用されるインサイダー取引法およびアビオメッドの行動規範とインサイダー取引ポリシーに従って、ジョンソン・エンド・ジョンソンの株式を取得することは許可されています。注意事項として、皆さんはアビオメッドでの役割上、一般投資家が入手できない重要な情報を使用したり、入手したりする可能性があります。皆さんには、この情報の機密性を維持する重要な倫理的、契約的、法的義務があります。

7.	買収完了前にアビオメッドの株式を売却した場合はどうなりますか？ CVR を失うことになりますか？買収完了前にアビオメッドの株式を売却した場合、売却した株式に関しては、現金対価もクロージング時の CVRも受け取ることはできません。

8.	現在から買収完了までの間にアビオメッドを退職した場合、ストックオプションや RSUなどの権利未確定の株式ベースの報奨はどうなりますか？ あなたの株式ベースの報奨は、権利確定していない報奨は解雇時に失効すると定める既存の条件に従って扱われます。

9.	保有しているアビオメッド株式や株式報酬の詳細はどこで確認できますか？ メリルリンチの口座で、保有している株式報酬やアビオメッドの株式に関する詳細をご確認ください。

10.	来年のEMSで株を受け取ることができますか？ 現時点では、株式が報酬プログラムの一部になるかどうか未定です。

11.	CVRはどのように管理されるのですか？ 本件に関連するCVRを管理するライツエージェントが決定した時点で、クロージング時に詳細な情報が提供される予定です。

12.

買収完了後、私たちはどのような福利厚生制度に参加することになりますか？ 統合計画を進める中で、報酬、株式、福利厚生プログラムがアビオメッドからジョンソン・エンド・ジョンソンにどのように移行されるのか、より詳しい情報をお知らせする予定です。現在お伝えできるのは、ほとんどの従業員福利厚生は買収完了の初日から変わることはなく、 J&Jの福利厚生への移行期間が設けられるということです。これらのサービスの詳細やスケジュールについては、今後数ヶ月のうちにお知らせする予定です。

13.	残っている有給休暇はどうなりますか？買収前に計画的に休暇を取るべきでしょうか ？通常通り、休暇の計画を立ててください。

14.	買収が完了した後、401kはどうなりますか？当社の401kプログラムへの参加は、買収が完了するまで継続されます。買収完了後のジョンソン・エンド・ジョンソンの 401kプログラムへの参加に関する情報は、入手可能になり次第、お伝えします。

15.	今回の発表で育児休暇に変更はありますか？買収が完了するまで、当社の育児休暇制度は従来通りです。買収完了後のジョンソン・エンド・ジョンソンの育児休暇制度については、情報が入り次第、お伝えします。

16.	アビオメッドの医療用貯蓄口座アカウントはどうなりますか（米国のみ）？買 収が完了するまで、当社の HSA プログラムはこれまでと変わりません。買収完了後のジョンソン・エンド・ジョンソンの HSAプログラムへの参加に関する情報は、入手可能になり次第、共有します。

17.	フィールドチームは、ジョンソン・エンド・ジョンソンの製品をも今後扱うことになるのでしょうか、または現在のデバイスのみを扱い続けるのでしょうか？ 現時点では、アビオメッドの製品ポートフォリオの販売に重点を置いていく予定です。

ご質問のある方はこちらのメールアドレスまでお送りください questions@abiomed.com.

このQ&Aは、あくまで要約であることにご注意ください。 上記の情報の正確性については万全を期しておりますが、本 Q&Aの情報と当該プラン、プログラムまたは契約との間に何らかの紛争または相違が生じた場合には、 ABIOMED, Inc.とJohnson & Johnsonとの間で締結された合併契約を含む当該プラン、プログラムまたは契約の条項が優先されるものとします。

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of ABIOMED, Inc. At the time the offer is commenced, Johnson & Johnson and its merger subsidiary, Athos Merger Sub, Inc., will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”), and ABIOMED, Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. ABIOMED, Inc. stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of ABIOMED, Inc. In addition, all of these materials (and all other materials filed by ABIOMED, Inc. with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by ABIOMED, Inc. at https://investors.abiomed.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. Forward-looking statements include, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for ABIOMED’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of ABIOMED’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of this announcement or pendency of the proposed transaction on the ABIOMED’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from ABIOMED’s ongoing business operations; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; the successful integration of ABIOMED into Johnson & Johnson subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of ABIOMED’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (“SEC”) by ABIOMED, including ABIOMED’s current annual report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by ABIOMED and the tender offer documents to be filed by Johnson & Johnson and Athos Merger Sub, Inc. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of these factors.

ABIOMED is providing the information in this filing as of this date and assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.